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Principal Financial Group                    Principal Life Insurance Company
Des Moines, Iowa USA 50392-0001
(515) 247-5111

January 25, 1999

Board of Directors
Principal Cash Management Fund, Inc.
Des Moines, IA 50392-0200

Re:      Registration Statement on Form N-14
         Pursuant to Securities Act of 1933


I am familiar with the proposed issuance by Principal Cash Management Fund,
Inc. of shares of its Class A common stock, par value $.01 per share, in connection with the transfer to it of the assets and liabilities of Principal Tax-Exempt Cash Management Fund, Inc. pursuant to the terms of an Agreement and Plan of Acquisition to which they are parties (the "Shares"). I am also familiar with the above-referenced Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of Shares. Based upon such investigation as I have deemed necessary, I am of the opinion that the Shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as a exhibit to the Registration Statement.

Very truly yours,


/s/ Michael D. Roughton
Michael D. Roughton
Counsel


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